UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2014

CORTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

126 Valley Road, Suite C Glen Rock, New Jersey	07452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 444-4947

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

National Institute on Drug Abuse Grant

On September 24, 2014, Cortex Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that it had entered into a grant agreement effective September 18, 2014 with the National Institute on Drug Abuse (“NIDA”), which is a division of the National Institutes of Health, for the Company’s Phase 1 Small Business Innovation Research project entitled “Novel Treatment of Drug-Induced Respiratory Depression.” The grant is valued at $148,583 and is to be paid in increments over the expected six-month duration of the study. The study will measure the potency, latency to onset and duration of action of the Company’s proprietary soluble ampakine molecule, CX1942, administered to rats.

Appointment of Chairman of the Company’s Scientific Advisory Board

The Company’s press release dated September 24, 2014 also announced that John Greer, Ph.D. had accepted the position of Chairman of the Company’s Scientific Advisory Board, which is currently being formed. Dr. Greer is the Director of the Neuroscience and Mental Health Institute at the University of Alberta. He holds two grants regarding research into neuromuscular control of breathing and is the inventor on the use patents licensed by the Company with respect to ampakines. Dr. Greer is expected to assist the Company in forming the rest of its Scientific Advisory Board.

The press release announcing the grant from NIDA and the appointment of Dr. Greer as Chairman of the Company’s Scientific Advisory Board is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

A list of exhibits that are filed as part of this report is set forth in the Exhibit Index, which is presented elsewhere in this document, and is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2014	CORTEX PHARMACEUTICALS, INC.

	By:	/s/ Arnold S. Lippa
Arnold S. Lippa
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release dated September 24, 2014